                        COMPANY: WORLD OF SCIENCE, INC.
                                 TICKER: WOSI
                                 EXCHANGE: NMS

                                FORM-TYPE: 10-Q
          Exhibit 11. Statement re Computation of Per Share Earnings


                          FILING-DATE: June 15, 1999

                                  Exhibit 11

                            WORLD OF SCIENCE, INC.
                       COMPUTATION OF PER SHARE NET LOSS
                     (In thousands, except per share data)


                                                                               Quarter Ended
                                                                               -------------
Basic Loss Per Share:                                                 May 1, 1999          May 2, 1998
                                                                      -----------          -----------
Net loss                                                               $(1,573)             $(1,079)

Weighted average common shares outstanding                               4,761                5,080

Basic loss per share                                                   $( 0.33)             $( 0.21)
                                                                       =======              =======

Diluted Loss Per Share:

Net loss                                                               $(1,573)             $(1,079)

Weighted average common shares outstanding                               4,761                5,080

Diluted loss per share                                                 $( 0.33)             $( 0.21)
                                                                       =======              =======

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